Exhibit 10.1

Campbell Soup Company

Stock Option Award

<Name>
<Title>
Date of Grant: <grant date>

Congratulations!

You have been awarded <grant amount> Stock Options at a price of $<price>

Each option represents your right to purchase a share of Campbell Soup Company stock at the price stated above.

Providing you continue to be employed by the Company, your right to exercise these options extends 10 years from the date of the grant. If you retire from the Company, you will have the entire 10 year period in which to exercise these options. If your employment terminates for any other reason, refer to Section 5.6 of the 2003 Long-Term Incentive Plan for an explanation of your rights.

These options vest in three installments as follows:

•	30% on <the first anniversary of the grant date>

•	an additional 30% on <the second anniversary of the grant date>

•	the balance on <the third anniversary of the grant date>

This statement is not intended to fully explain stock option awards. Please consult the 2003 Long-Term Incentive Plan and the Stock Option brochure for a complete understanding of the Company’s stock option program.

President & Chief Executive Officer